                                                                   Exhibit 10.8

                 Akeena Solar, Inc. www.akeena.net 888-253-3628
 605 University Ave., Los Gatos, CA 95032 | 26 Commerce Rd., Ste. F, Fairfield,
                                    NJ 07004

                               PURCHASE AGREEMENT

Akeena Solar (Akeena) will provide the PV system and related equipment necessary to complete the Photovoltaic Generating project in a workmanlike manner at:
NAME, ADDRESS (Owners).

Specifications and details for this project are summarized below, and are described in more detail in the proposal to the Owner dated August 6, 2006
(Date).

o    35 Sharp NE-170U1 Solar Modules

o    1 Fronius IG 5100 Inverter(s)

o    Aluminum Racking

o    Balance of System Equipment

All components of the proposed system are UL listed and certified for the
State's Solar Electric Rebate Program. The system will produce approximately 0
kWh annually. Akeena provides a full 5 year warranty on the installed system.

INSTALLATION SITE

Your PV modules will be installed over the XXXXX facing roof of your house.
Wiring from the panels to the inverter will be run in conduit to the inverter location.

ELECTRICAL

DC power from the solar modules will be routed in electrical conduit to the inverter. AC power from the inverters will be routed to your main electrical service entrance. The output from each inverter will be connected to an additional breaker in your service panel. Conduit will be run on the outside of the roof and walls, and will be painted to match the underlying surface if possible. According to the National Electric Code, conduits carrying DC power from the modules to the inverter should not be run within interior walls or attic spaces.

PV MODULES

35 Sharp NE-170U1 modules (or equivalent depending on our suppliers'
manufacturing capacity and cell deliveries to the U.S.) will be installed. These are reliable, durable and highly efficient PV modules with a 25-year manufacturer warranty.

INVERTERS

1 Fronius IG 5100 inverter will be installed. Your inverter(s) will be installed on the outside of your house, near your existing electrical meter. A kWh meter will be included with the system so that you can determine your net energy production. This state-of-the-art inverter carries a 10-year manufacturer warranty.

MOUNTING

PV modules will be installed with secure, pre-engineered mounting systems using all stainless steel and aluminum hardware for long-term durability. For your composition roof, PV modules will be attached to flashed standoffs. These standoffs will be securely fastened to the underlying rafters using stainless steel lag screws and urethane caulk.

Substantial commencement of this project shall be on or about November 4, 2006.
Substantial completion of this project shall be on or about December 4, 2006.
These dates may be adjusted based on the signing date of this agreement and for weather-related, local permitting or other scheduling delays.

Owner promises to pay or cause to be paid to Akeena as indicated below the sum of $53,582 (Total Price). The total price includes standard engineering costs, but does not include local permitting, building department and licensing fees, which we will bill to you at our cost. This price does not include State
Rebates, Utility Rebates, State Tax Incentives, or Federal Incentives, which are described in the proposal to the extent that they apply to this project. Total
Price is good for 6 months from the acceptance date of this Agreement. If installation takes place more than 6 months after the acceptance date, Akeena has an option to increase the module pricing by no more than 10%, if warranted by solar panel market conditions.

Upon receipt of the estimated Rebate of $23,800 Akeena will pay 100% of the
Rebate to Owners. The Design Fee on the following schedule includes our design and incentive application costs related to your project. This Design Fee is non-refundable to the extent that these costs have been incurred by Akeena. Past due payments are subject to interest charges at 1.5% per month, or 18% per year.

                        Copyright 2005 Akeena Solar, Inc.
                              Confidential Material

                 Akeena Solar, Inc. www.akeena.net 888-253-3628
 605 University Ave., Los Gatos, CA 95032 | 26 Commerce Rd., Ste. F, Fairfield,
                                    NJ 07004

Such payments will be made on the following schedule:
Deposit (check #________)                                               $ 1,000
Design Fee due upon completion of engineering                           $ 4,213
Due upon delivery of equipment                                          $38,537
Due upon substantial completion of installation                         $ 5,618
Due upon local building permit signoff & submittal of interconnection
   agreement to utility                                                 $ 4,213

Owners acknowledge and agree to the milestone payment schedule above. __________

We will coordinate and attend local building department inspections as needed.
The property owner is expected to be at the final utility inspection. If you would like us to be present on your behalf we will bill you for our time at the rate of $50 per hour, including travel and waiting time. We will bill you for our direct expenses and time at the rate of $100 per hour if it becomes necessary to prepare for and attend local building department meetings on your behalf, if revisions must be made to the standard plans and drawings that we submit, if a structural engineer is required to evaluate your roof or rack foundation, if soil or geological tests are required, or if structural or electrical upgrades must be made to your existing facility as a result of building department or engineering requirements. When we begin the installation it is important that the site be ready for our crew's arrival and be in the condition that was discussed with your Design Consultant. If any unanticipated work on the site is required (including but not limited to moving equipment once it has been installed; moving or removing existing antennas, vents, conduit, wires, etc., and coordinating and/or waiting for other job-site contractors) we will charge you at our current installation labor rate of $80/hour per person.
Tree removal, if necessary or desired to improve the performance of the system, is the responsibility of the property owner.

Owner agrees to collect PV system output data twice yearly and report to NYSERDA for a period of two years. Owner agrees to collaborate with NYSERDA's Director of Communications should they prepare any press release or plan any news conference related to the PV system. For further information about NYSERDA's program go to www.powernatually.org.

System Price Allocation: Modules:$34,660 ($5.83/W), Inverter(s): $3,877, Balance
of System Components: $3,878, Labor: $11,166

I authorize you to provide the equipment and services required to complete the work described in this Agreements and attachments. I have read and received a legible copy of this Agreement, including all terms and conditions, before any work was performed and that I have read and received a legible copy of all indicated documents. I agree to pay the amount described in this Agreement and attachments, according to the terms thereof. I elect to install the system using the _____ rate.

Owners agree to remove or trim the following trees: XXXXXXXXXXX.
Initials:__________

Owner hereby acknowledges that PV Modules installed will be of like quality and price-performance to modules specified herein, although the actual modules installed will be dependent on our suppliers' manufacturing capacity and cell deliveries to the U.S. at the time immediately prior to installation. Minor variations in system wattage due to substitutions of like product will result in invoices being adjusted by the corresponding price per watt of Modules specified herein. _______

Accepted

By:                                     Owner Signature:
    ---------------------------------                    -----------------------
Akeena Solar, Inc. CA C46 805-772       Owner Name:
                                                    ----------------------------
Date                                    Date
     --------------------------------        -----------------------------------

Attachments: Terms & Conditions
             Notice to Owner
             Notice of Right to Cancel

                          [Purchase Agreement - Page 2]

                        Copyright 2005 Akeena Solar, Inc.
                              Confidential Material